Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2023 Omnibus Incentive Plan of MSC Industrial Direct Co., Inc. of our reports dated October 20, 2022, with respect to the consolidated financial statements of MSC Industrial Direct Co., Inc. and the effectiveness of internal control over financial reporting of MSC Industrial Direct Co., Inc. included in its Annual Report (Form 10-K) for the year ended September 3, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Jericho, New York
April 4, 2023